Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into on the 3rd day of October, 2008, but effective as of the 1st day of August, 2008 (the “Effective Date”), by and between DG FastChannel, Inc., a Delaware corporation (the “Corporation”), and Scott K. Ginsburg (the “Employee”).

WHEREAS, the Corporation and the Employee were parties to a prior Employment Agreement effective as of June 1, 2006, which agreement has terminated in accordance with its terms;

WHEREAS, the Corporation desires to enter into an agreement with respect to the continued employment relationship with the Employee on the terms and conditions as set forth herein; and

WHEREAS, the Employee is willing to enter into such agreement;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1.             Employment.  The Corporation hereby agrees to extend the employment of  Employee in the capacity of Chief Executive Officer, and Employee hereby accepts the continued employment, on the terms and conditions hereinafter set forth.

2.             Title and Duties.

(a)           The Employee’s job title shall be Chief Executive Officer of the Corporation.  During the Employment Term the Employee shall have such authority and duties as are usual and customary for such position, and shall perform such additional services and duties as the Board of Directors may from time to time designate consistent with such position.

(b)           The Employee shall report solely to the Board of Directors.  Except as otherwise specified by the Board of Directors, the other senior officers of the Corporation shall report, directly or indirectly through other senior officers designated from time to time by the Employee or the Board of Directors, to the Employee, and the Employee shall be responsible for reviewing the performance of such senior officers of the Corporation.

(c)           The Employee shall devote reasonable business time and best efforts, consistent with past practices, to the business affairs of the Corporation; in addition, the Employee may devote reasonable time and attention to:

(i)            serving as a director of, or member of a committee of the directors of, any not-for-profit organization or engaging in other charitable or community activities; and

(ii)           serving as an officer or director of, or member of a committee of the directors of, the corporations or organizations for which the Employee presently serves in such capacity, and such other corporations and organizations that the Board may from time to time approve in the future; provided, that except as specified above, the Employee may not accept employment with any other individual or other entity, or engage in any other venture, which is indirectly or directly in conflict or competition with the then existing business of the Corporation.

3.             Employment Term.  The term of Employee’s employment hereunder shall begin on the Effective Date and continue until July 31, 2011, unless earlier terminated as herein provided (the “Employment Term”).

4.             Salary and Other Compensation.  As compensation for the services to be rendered by the Employee to the Corporation pursuant to this Agreement, the Employee shall be paid the following compensation and other benefits:

(a)           Salary:  Salary shall be payable in equal bimonthly installments in arrears, or otherwise in accordance with the Corporation’s ordinary payroll practices.  Employee shall be entitled to annual salary as set forth below, or such higher compensation as may be established by the Corporation from time to time:

From the Effective Date through July 31, 2009 —	$450,000

From August 1, 2009 through July 31, 2010 —	$468,000

From August 1, 2010 through July 31, 2011 —	$486,720

(b)           Bonus:  The Employee shall be eligible for an annual bonus in an amount of up to 75% of the then-applicable annual salary, or such higher percentage as may be determined by the Compensation Committee (or other applicable committee) of the Board of Directors, with the criteria upon which any bonus would be awarded to be determined in the sole discretion of the Compensation Committee (or other applicable committee) of the Board of Directors.  Any annual bonus that becomes payable pursuant to this Section 4(b) shall be paid between January 1 and March 15th of the year following the year for which such annual bonus was earned; provided, however, in no event will the bonus be paid after December 31 of the year following the year for which such annual bonus was earned.

(c)           Stock Incentive Plans: The Employee shall be entitled to receive a restricted stock grant of 350,000 shares of the Corporation’s common stock, under the Corporation’s stock incentive plan, with the forfeiture provisions applicable to such shares terminating as follows: (i) 116,667 shares on August 1, 2009, (ii) 116,667 shares on August 1, 2010 and (iii) 116,666 shares on August 1, 2011, with any such remaining forfeiture provisions terminating upon the occurrence of a change in control of the Corporation (as defined in the restricted stock agreement).  Notwithstanding the foregoing, the terms of such grant shall be subject to the terms and conditions of the Corporation’s stock incentive plan, and any additional terms as might be included in the applicable restricted stock agreement.  In addition, the Employee may receive additional awards under such stock incentive plans as the Compensation Committee (or other applicable committee) of the Board of Directors may determine from time to time, subject to any limitation as may be provided by applicable law or regulation or the terms of the stock incentive plan.

(d)           Car Allowance:  The Corporation shall pay to the Employee a car allowance in an amount equal to $1,000 per month during the Employment Term.

(e)           Employee Benefit Plans:  The Employee shall be eligible to participate, on a basis comparable to other executive officers, in any profit sharing, retirement, insurance, health or other employee benefit plan maintained by the Corporation.

(f)            Reimbursement of Expenses:  In addition to the compensation provided for hereof, upon submission of proper vouchers, the Corporation will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee during the Employment Term in connection with the Employee’s responsibilities to the Corporation.

5.             Life Insurance.  The Corporation, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Employee in any amount or amounts considered advisable by the Corporation, and the Employee shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

6.             Corporation Payment of Health Benefit Coverage.  During the Employment Term, the Corporation shall pay the amount of premiums or other cost incurred for coverage of the

Employee and his eligible spouse and dependent family members under the applicable Corporation health benefits arrangement (consistent with the terms of such arrangement).

7.             Vacations and Leave.  The Employee shall be entitled to four weeks of vacation per year and such additional leave time as is customarily granted to the other executive officers of the Corporation.

8.             Non-Disclosure of Confidential Information.  The Employee acknowledges that as a result of his employment with the Corporation, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Corporation’s patents, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, and lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Corporation, the equipment and methods used and preferred by the Corporation’s customers, and the fees paid by them.  As a material inducement to the Corporation to enter into this Agreement and to pay to Employee the compensation stated in paragraph 4, Employee covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly divulge or disclose for any purpose whatsoever any confidential information that has been obtained by, or disclosed to, him as a result of his employment by the Corporation.

9.             Covenants Against Competition.  The Employee acknowledges that the services he is to render are of a special and unusual character with a unique value to the Corporation, the loss of which cannot adequately be compensated by damages in action at law.  In view of the unique value to the Corporation of the services of Employee because of the confidential information to be obtained by or disclosed to Employee, as hereinabove set forth, and as a material inducement to the Corporation to enter into this Agreement and to pay to Employee the compensation stated in paragraph 4, Employee covenants and agrees that during Employee’s employment and for a period of twelve months after he ceases to be employed by the Corporation for any reason, he will not, except as otherwise authorized by this Agreement, compete with the Corporation or any affiliate of the Corporation, solicit the Corporation’s customers or the customers of an affiliate or directly or indirectly solicit for employment any of the Corporation’s employees.  For purposes of this paragraph:

(a)           the term “compete” means engaging in the same or any similar business as the Corporation or any of its affiliates in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee consultant, independent contractor, or otherwise, within the United States of America;

(b)           the term “affiliate” means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under the common control with the Corporation; and

(c)           the term “customers” means all persons to whom the Corporation or any of its affiliates has sold any product or service within a period of twelve months prior to the time Employee ceases to be employed by the Corporation.

10.           Reasonableness of Non-Disclosure and Noncompetition Restrictions,

(a)           The Employee has carefully read and considered the provisions of paragraphs 8 and 9, and, having done so, agrees that the restrictions set forth in these paragraphs, including, but not limited to, the time period of restriction and geographical areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Corporation and its parent or subsidiary corporations, officers, directors, shareholders, and other Employees.

(b)           In the event that, notwithstanding the foregoing, any of the provisions of paragraphs 8 and 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of paragraphs 8 or 9 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

11.           Remedies for Breach of Employee’s Covenants of Non-Disclosure and Noncompetition.  In the event of a breach or threatened breach of any of the covenants in paragraphs 8 and 9, the Corporation shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction against the Employee or against the Employee’s partners, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach.

12.           Termination.  Employment of the Employee under this Agreement may be terminated:

(a)           By the Employee’s death.

(b)           By mutual agreement of the Employee and the Corporation.

(c)           By the Corporation for Cause.  This Agreement and the Employee’s employment with the Corporation may be terminated for Cause at any time in accordance with subparagraph (e) of this section.  For purposes of this Agreement, Cause shall mean only the following: (i) a conviction of or a plea of guilty or nolo contendre by the Employee to a felony or an act of fraud, embezzlement or theft or other criminal conduct against the Corporation; (ii) habitual neglect of the Employee’s material duties or failure by the Employee to perform or observe any substantial lawful obligation of such employment that is not remedied within thirty (30) days after written notice thereof from the Corporation or its Board of Directors; or (iii) any material breach by the Employee of this Agreement.  Should the Employee dispute whether he was terminated for Cause, then the Corporation and the Employee shall enter immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the non-prevailing party.

(d)           By Employee for Good Reason.  This Agreement and the Employee’s employment with the Corporation may be terminated at any time, at the election of the Employee, for Good Reason following notice and a reasonable opportunity to cure, and in accordance with subparagraph (e) of this section.  As used in this Agreement, Good Reason shall mean (i) the assignment to the Employee of duties inconsistent with the title of Chief Executive Officer of the Corporation, the removal of the Employee from such office or any reduction in the current scope or degradation of the Employee’s job responsibilities, duties, functions, status, offices and title or material reduction in support staff; (ii) the material reduction of the Employee’s then current Salary and perquisites, on an aggregate basis; (iii) the relocation of the Corporation’s principal executive offices to a location more than twenty (20) miles from the Corporation’s then current offices or the transfer of the Employee to a place other than the Corporation’s principal executive offices (excepting reasonable travel on the Corporation’s business); or (iv) any material breach by the Corporation of this Agreement.

(e)           Notice of Termination.  Any purported termination of the Employee’s employment, either by the Corporation for Cause or by the Employee for Good Reason, shall be communicated by a written Notice of Termination to the other party hereto.  Such notice shall indicate a specific termination provision in this Agreement which is relied upon, recite the facts and circumstances claimed to provide the basis for such termination and specify the effective date of the termination (the “Date of Termination”).  If within thirty (30) days from the date the Notice of Termination is given, the party receiving such notice notifies the other party that a dispute exists concerning such termination, the parties shall resolve such dispute by entering immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the non-prevailing party.

(f)            At the end of the Employment Term.

(g)           Change in Control.  In the event of a Change in Control and, following such Change in Control, if the Employee is terminated by the Corporation without Cause, or the Employee elects to terminate his employment for any reason, prior to the end of the Employment Term.  As used in the Agreement, the term “Change in Control” shall mean:

(i)            the sale, lease or other transfer of all or substantially all of the assets of the Corporation to any person (other than the Employee and his affiliates) or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than a group of which the Employee or one of his affiliates is a member;

(ii)           the adoption by the stockholders of the Corporation of a plan relating to the liquidation or dissolution of the Corporation;

(iii)          the merger of consolidation of the Corporation with or into another entity or the merger of another entity into the Corporation or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Corporation immediately prior to such transaction (or their affiliates) hold less than fifty percent (50%)

of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation;

(iv)          the acquisition by any person (other than the Employee and his affiliates) or group (other than a group of which the Employee or one of his affiliates is a member) of more than fifty percent (50%) of the voting power of all securities of the Corporation generally entitled to vote in the election of directors of the Corporation; or

(v)           that the majority of the Board is composed of members who (A) have served less than twelve months and (B) were not approved by a majority of the Board at the time of their election or appointment.

13.           Payments Upon Termination.  Payments to the Employee upon termination shall be limited to the following:

(a)           If the Employee is terminated by the Corporation upon death, for Cause, or at the end of the Employment Term, the Employee shall be entitled to all arrearages of salary and expenses as of the Date of Termination but shall not be entitled to further compensation, subject to paragraph 14.

(b)           If the Employee terminates for Good Reason or following a Change of Control pursuant to paragraph 12(g) above, or if the Employee is terminated by the Corporation other than for Cause or any other reason set forth in subparagraph (a) above during the Employment Term, the Employee shall be entitled to the greater of (i) all remaining salary, in a lump sum payment, under this Agreement to the end of the Employment Term, or (ii) salary, in a lump sum payment, from the Date of Termination through the second anniversary of the Date of Termination, at the rate of salary in effect on the Date of Termination, which lump sum shall be paid unless otherwise required by Section 15(b) within 90 days following the Date of Termination, with the exact date of payment determined in the sole discretion of the

Corporation.  Employee shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

14.           Severance.  Following the end of the Employment Term, upon termination of Employee’s employment with the Corporation for any reason other than Cause, but upon ninety days prior written notice if such termination is by the Employee, the Corporation shall pay to the Employee in a lump sum an amount equal to the amount of salary the Employee would have earned if he had remained employed with the Corporation for a period of six months following the Date of Termination at the rate of salary in effect on the Date of Termination, which lump sum shall be paid within 90 days of the Date of Termination, with the exact date of payment determined in the sole discretion of the Corporation, unless otherwise specified under Section 15(b).

15.           Additional Termination Provisions.

(a)           Separation from Service.  Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Employee under this Agreement in connection with a termination of the Employee’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service.  For purposes of this Agreement, a Separation from Service shall mean the Employee’s “separation from service” with the Corporation as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(b)           Section 409A Compliance.  Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, amounts payable to the Employee pursuant to Sections 13 or 14 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals).  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of  the Code, then if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (ii) the date of Employee’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 15(b) shall be paid in a lump sum to Employee.  The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Corporation in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(c)           Resignation Upon Termination.  In the event of termination of this Agreement other than for death, the Employee hereby agrees to resign from all positions held in the Corporation, including without limitations any position as a director, officer, agent, trustee or consultant of the Corporation or any affiliate of the Corporation.  For the purposes of this provision, the term “affiliate” has the same meaning as in paragraph 9.

16.           Waiver.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

17.           Governing Law.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.

18.           Severability.  The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

19.           Notice.  Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation at its principal place of business and to the Employee at the address hereinafter set forth following the Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

20.           Assignment.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

21.           Indemnification and Insurance; Legal Expenses.  The Corporation shall indemnify the Employee to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Corporation may elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Corporation or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Corporation (other than any dispute, claim or controversy arising under or relating to this Agreement).  The Corporation covenants to maintain during the Employment Term for the benefit of the Employee (in his capacity as an officer and director of the Corporation) Directors and Officers Insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the Employee by the Directors and Officers Insurance maintained by the Corporation on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

22.           Amendments.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Corporation and the Employee.

23.           Entire Agreement.  This Agreement, along with the Corporation handbook to the extent it does not specifically conflict with any provision of this Agreement, contains the entire agreement and understanding by and between the Employee and the Corporation with respect to the employment of the Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Employee by the Corporation not contained herein shall be of any force or effect.

24.           Burden and Benefit.  This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Employee, and their respective heirs, personal and legal representatives, successors, and assigns.

25.           Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

26.           In-Kind Benefits and Reimbursements.  Notwithstanding any thing to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Employee and are not subject to liquidation or exchange for another benefit.  Notwithstanding any thing to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  In no event shall the Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.

27.           Section 409A; Separate Payments.  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Corporation be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

IN WITNESS WHEREOF, the Corporation and Employee have duly executed this Agreement to be effective as of the day and year first above written.

CORPORATION:

DG FASTCHANNEL, INC.

	By:	/s/ Kevin C. Howe

Name: KEVIN C. HOWE

Its: Compensation Committee Chairman

Address for Notice Purposes:

DG FastChannel, Inc.
750 West John Carpenter Freeway
Suite 700
Irving, TX 75039

EMPLOYEE:

/s/ Scott K. Ginsburg
SCOTT K. GINSBURG